EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

My Cloudz, Inc.

112 North Curry Street

Carson City, Nevada 89703-4943

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A, Amendment No. 3 (Registration No. 333-203373), of our report dated November 27, 2015 relating to our audit of the balance sheets of My Cloudz, Inc. as of August 31, 2015 and August 31, 2014 and the related statements of operations, stockholders' deficit, and cash flows for the year ended August 31, 2015 and for the period from inception (July 31, 2014) to August 31, 2014.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

December 7, 2015